Exhibit 23(b)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Alcoa Inc. of our report dated January 8, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Alcoa Inc., which is incorporated by reference in Alcoa Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated January 8, 2003 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the reference to us as “experts” under the heading “Independent Accountants” in such Registration Statement.

/S/    PRICEWATERHOUSECOOPERS LLP

Pittsburgh, Pennsylvania

August 13, 2003